Exhibit 10.3

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PCI MEDIA, INC.,

PSYOP, INC.,

THE SHAREHOLDERS LISTED ON THE SIGNATURE PAGES HERETO

AND

[●], [●] AND [●], AS THE FOUNDERS COMMITTEE

Dated as of [            ], 2019

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of [●], 2019 (this “Agreement”), is by and among Psyop, Inc., a New York corporation (“Psyop”), PCI Media, Inc., a Delaware corporation (the “Company”), the shareholders of Psyop identified on the signature pages hereto (collectively, the “Shareholders”), and [●], [●] and [●], as the representatives of the Shareholders (the “Founders Committee”, and together with Psyop, the Company and the Shareholders, the “Parties”). Capitalized terms used but not otherwise defined herein have the meanings given to them in Section 8.14.

RECITALS

A.    In accordance with the applicable provisions of the New York Business Corporation Law (the “NYBCL”) and the Delaware General Corporation Law (the “DGCL”), the board of directors of each of Psyop and the Company has (a) determined it to be advisable and in the best interests of each such entity that Psyop and the Company enter into this Agreement and consummate, on the terms and subject to the conditions set forth in this Agreement, a merger of Psyop with and into the Company (the “Merger”), after which the Company will be the surviving corporation, and (b) approved this Agreement, the Merger, and the other transactions contemplated hereby, all in accordance with the NYBCL and the DGCL.

B.    This Agreement has been submitted to the shareholders of Psyop and the sole stockholder of the Company, in each case, for their approval and adoption.

C.    Concurrently with the execution and delivery of this Agreement, the Company is entering into (a) the AADE Merger Agreement with All Asia Digital Entertainment Inc. (“AADE”), a member of Psyop Media Company, LLC (“PMC”), which provides for the merger of AADE with and into the Company as provided therein (the “AADE Merger”); and (b) a Contribution Agreement with all of the members of PMC other than AADE and Psyop. Pursuant to the agreements referenced in this Recital, the Company will acquire all of the limited liability company units of PMC, other than those held by Psyop. The transactions contemplated by such agreements are referred to herein as the “Concurrent Pre-IPO Transactions”.

D.    Also concurrently with the execution and delivery of this Agreement, the Company, the Shareholders and the other parties thereto are entering into a Stockholders’ Agreement, dated as of the date hereof (the “Stockholders’ Agreement”), which shall become effective at the Effective Time.

E.    The Parties are entering into this Agreement in connection with the transactions contemplated by that certain Underwriting Agreement (the “Underwriting Agreement”), to be entered into by and between the Company and Roth Capital Partners, LLC, as representative of the several underwriters described therein.

In consideration of the mutual covenants contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

ARTICLE I

THE MERGER

1.1    The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below) and in accordance with the NYBCL and DGCL, (a) Psyop shall be merged with and into the Company, (b) the separate existence of Psyop shall cease, (c) the Company shall be the surviving corporation in the Merger (the “Surviving Entity”) which shall continue its existence under the laws of the State of Delaware, and (d) all of the properties, rights, privileges, powers and franchises of Psyop will vest in the Surviving Entity, and all of the debts, liabilities, obligations and duties of Psyop will become the debts, liabilities, obligations and duties of the Surviving Entity.

1.2    Closing; Effective Time.

(a)    The closing of the Merger (the “Closing”) shall take place on the Closing Date (as defined in the Underwriting Agreement); provided, however, that, the Closing shall be conditioned upon (i) either (A) the price per share of the PCI Media Common Stock offered to the public pursuant to the Underwriting Agreement shall be no less than the bottom of the estimated offering price range set forth on the cover page of the prospectus included in the Form S-1 to be filed by the Company on the date of this Agreement and the number of shares of PCI Media Common Stock issued to the public shall be no greater than the number of shares set forth on such cover page, including the number of shares subject to the underwriter’s over-allotment option or (B) the Company and the Founders Committee (acting on behalf of the Shareholders in accordance with Article II) shall have agreed to a lower price per share or a greater number of shares, as applicable, of such PCI Media Common Stock; and (ii) the closing of the Concurrent Pre-IPO Transactions, which shall be deemed to occur at the same time as the Closing.

(b)    On the Closing Date, the Parties shall cause (i) a certificate of merger in substantially the form attached hereto as Exhibit A to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Certificate of Merger”) and (ii) a certificate of merger in substantially the form attached hereto as Exhibit B to be executed and filed with the Department of State of the State of New York (the “New York Certificate of Merger”, and together with the Delaware Certificate of Merger, the “Certificates of Merger”), in each case in accordance with the provisions of the NYBCL and the DGCL. The Merger shall become effective upon such time as both of the Delaware Certificate of Merger and the New York Certificate of Merger have been filed with the Secretary of the State of Delaware and the Department of State of the State of New York, respectively, or such other time as provided in the Delaware Certificate of Merger and the New York Certificate of Merger (the “Effective Time”). The certificate of merger to effectuate the AADE Merger shall be filed with the Secretary of State of the State of Delaware substantially concurrently with the filing of the Certificates of Merger and shall state that the AADE Merger shall become effective upon such time as such certificate of merger has been filed with the Secretary of State of the State of Delaware or such other time as provided in such certificate of merger (but in any case prior to the closing under the Underwriting Agreement).

(c)    Notwithstanding anything to the contrary contained herein, if the Closing Date does not occur within 60 days of the date of this Agreement, this Agreement shall terminate on such date and shall be of no further force and effect; provided, that, nothing in this Agreement shall relieve any Party of any liability for any willful material breach of this Agreement prior to such termination.

1.3    Certificate of Incorporation and Bylaws.

(a)    The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Entity, to remain unchanged until thereafter amended in accordance with the terms thereof and as provided by applicable law.

(b)    The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity, to remain unchanged until thereafter amended in accordance with the terms thereof and as provided by applicable law.

1.4    Directors; Officers. The directors and officers of the Company immediately prior to the Effective Time shall remain the directors and officers of the Surviving Entity until the earlier of their resignation or removal or until their successors are duly appointed, including any successors appointed pursuant to the Stockholders’ Agreement.

1.5    Subsequent Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Psyop acquired or to be acquired by the Surviving Entity as a result of or in connection with the Merger or otherwise to carry out this Agreement, the Parties shall use their commercially reasonable efforts promptly to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

1.6    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or Psyop or any holders of outstanding shares of the capital stock of the Company or Psyop, each common share of Psyop, par value $1.00 per share (the “Psyop Common Shares”), issued and outstanding immediately prior to the Effective Time held by a Shareholder shall be converted into the right to receive [●] fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Entity (“PCI Media Common Stock”). Schedule A sets forth the number of shares of PCI Media Common Stock to be received by each Shareholder in the Merger under the heading “Shares of PCI Media, Inc. Common Stock Received”. Promptly after the Effective Time, the Company shall deliver to each Shareholder a certificate representing such shares of PCI Media Common Stock issued to such Shareholder in the Merger.

1.7    FIRPTA Certificate. At or prior to the Closing, each Shareholder shall deliver to the Company a duly executed certificate confirming such Shareholder’s non-foreign status in accordance with Section 1445 of the Code.

ARTICLE II

FOUNDERS COMMITTEE

2.1    Formation; Membership. The Shareholders hereby form the Founders Committee comprised of three of the Founders, which committee will exercise the rights permitted or required to be exercised by the Founders Committee hereunder. On the date of this Agreement, the three Founders serving on the Founders Committee are Eben Mears, Robert Todd Mueller and Marco Spier. Any member of the Founders Committee may resign from such position by delivering written notice of such resignation to the Company, the Shareholders and the other members of the Founders Committee. In the event of any vacancy on the Founders Committee for any reason other than a resignation, the remaining members of the Founders Committee shall provide the Company and the Shareholders with written notice of such vacancy within three Business Days of its occurrence. Any vacancy in any of the three positions on the Founders Committee may be filled by the approval of a Majority-in-Interest of the Founders; provided that only a Founder may serve on the Founders Committee.

2.2    Actions by the Founders Committee. For purposes of this Agreement, any decision, act, consent or instruction of the Founders Committee must be approved unanimously in writing by each Founder then serving on the Founders Committee. The Company may conclusively rely upon any such decision, act, consent or instruction for purposes of this Agreement. No member of the Founders Committee shall be held liable by any Shareholder for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Founders Committee pursuant to this Agreement, except in the case of bad faith or willful misconduct by such member. Each Shareholder shall, severally and not jointly, indemnify, defend and hold harmless (such indemnification obligation to be apportioned among the Shareholders pro rata, based on each Shareholder’s percentage ownership of Psyop as of the date hereof as set forth on Schedule A) each member of the Founders Committee from any Losses arising out of a Founder serving as a member of the Founders Committee hereunder, except in the case of gross negligence, willful misconduct or fraud by such member.

2.3    Consents and Waivers. In the event that the Company makes a written request for a consent or waiver of the Founders Committee required to be given under this Agreement and the Founders Committee does not respond to the request in a writing (signed by each Founder as provided in the first sentence of Section 2.2) within five Business Days following the date of receipt of such written request, the consent or waiver shall be deemed to be given for all purposes of this Agreement.

2.4    Appointment; Authority; Reimbursement. Each Shareholder hereby irrevocably appoints the Founders Committee as the sole representative of such Shareholder to act as the agent and attorney-in-fact on behalf of such Shareholder, which appointment is coupled with an interest, regarding any matter relating to or arising out of or under this Agreement, including for the purposes of: (a) accepting notices on behalf of the Shareholder in accordance with Section 8.1; (b) receiving and accepting service of legal process in connection with any claim or other proceeding against the Shareholders arising under this Agreement; (c) undertaking, compromising, defending and settling any such suit or proceeding on behalf of the Shareholders arising under this Agreement (including under Article VI); (d) executing and delivering all agreements, certificates and documents required or deemed appropriate by the Founders Committee in connection with any of the transactions contemplated by this Agreement; (e) engaging special counsel, accountants and other advisors and incurring such other expenses in connection with any of the transactions contemplated by this Agreement and (f) taking such other action as the Founders Committee is permitted to take under this Agreement or otherwise may deem appropriate. As the representative of the Shareholders under this Agreement, the Founders Committee shall act as the agent and attorney-in-fact for all Shareholders and shall have authority to bind each such Shareholder in accordance with this Agreement. The Company shall, promptly upon request by the Founders Committee, reimburse the Founders Committee for all reasonable and out of pocket costs and expenses incurred by the Founders Committee in connection with its rights and obligations under this Agreement; provided, however, that (i) under no circumstances shall the Company be responsible for reimbursing the Founders Committee of any such costs and expenses in excess of $[●] in the aggregate (the “Reimbursement Cap”) and (ii) the Shareholders shall reimburse the Founders Committee for all reasonable and out of pocket costs and expenses incurred by the Founders Committee in connection with its obligations under this Agreement in excess of the Reimbursement Cap (such reimbursement obligation to be apportioned among the Shareholders pro rata, based on each Shareholder’s percentage ownership of Psyop as of the date hereof as set forth on Schedule A).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each Shareholder as of the date hereof and as of the Closing Date that:

3.1    Organization; Good Standing. The Company (a) has been duly organized, is validly existing and is in good standing under the laws of the State of Delaware; and (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.2    Organizational Documents. The Company has made available to each Shareholder true, correct and complete copies of the forms of certificate of incorporation and bylaws of the Company that shall be in effect as of the Closing Date.

3.3    Authorization. The Company has the full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder, have been authorized by all necessary corporate action of the Company, and this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with this Agreement’s terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity.

3.4    Compliance with Laws and Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of its obligations hereunder by the Company does not conflict with, or result in any violation of or default under, the Company’s certificate of incorporation or bylaws, or any agreement or other instrument to which it is a party or by which it or any of its assets are bound, or any permit, franchise, judgment, decree, law, statute, order, rule or regulation applicable to the Company or its business.

3.5    Common Stock Duly Authorized. All of the PCI Media Common Stock to be issued to each Shareholder under this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under applicable securities laws or the Stockholders’ Agreement).

3.6    Capitalization. The authorized capital stock of the Company consists, as of the date of this Agreement, and will consist, as of the Closing Date, of (a) 100,000,000 shares of PCI Media Common Stock, [●] of which will be issued and outstanding on the Closing Date (after giving effect to the issuance of shares of PCI Media Common Stock pursuant to this Agreement, the Contribution Agreement and the AADE Merger Agreement but excluding the shares of PCI Media Common Stock to be issued pursuant to the Underwriting Agreement) and (b) 10,000,000 shares of preferred stock of the Company, par value $0.001 per share, none of which are issued and outstanding. Except as set forth in the Registration Statement on Form S-1 filed by the Company (as amended from time to time), no shares of capital stock of the Company are reserved for any purpose, and there are no issued or outstanding securities or other instruments convertible into or exchangeable for any shares of capital stock of, or other equity interests in, the Company and there are no outstanding options, rights (preemptive or otherwise) or warrants or other instruments to purchase or subscribe for shares of capital stock or other securities of the Company.

3.7    USRPHC Status.

(a)    The Company is not and never has been a “United States real property holding corporation” as defined in Section 897 of the Code.

(b)     PMC would not be and at no time would it have been treated as a “United States real property holding corporation” as defined in Section 897 of the Code, if it had been a domestic corporation at all times during the period beginning five years and one day prior to the date of this Agreement and ending on the day immediately following the day on which the Effective Time occurs.

3.8    CIM. To the knowledge of the Company, the CIM (as defined in Section 5.4) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The financial statements (together with the related notes and schedules) of PMC and its consolidated subsidiaries included in the CIM present fairly in all material respects the financial position of PMC and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in all material respects in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PSYOP

Psyop hereby represents and warrants to the Company as of the date hereof and as of the Closing Date that:

4.1    Organization; Good Standing. Psyop (a) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of formation and (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2    Organizational Documents. Psyop has made available to the Company true, correct and complete copies of the forms of certificate of incorporation and bylaws of Psyop.

4.3    Authorization. Psyop has the full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder, have been authorized by all necessary corporate action of Psyop, and this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with this Agreement’s terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity.

4.4    Compliance with Laws and Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of its obligations hereunder by Psyop does not conflict with, or result in any violation of or default under, Psyop’s certificate of incorporation or bylaws, or any agreement or other instrument to which it is a party or by which it or any of its assets are bound, or any permit, franchise, judgment, decree, law, statute, order, rule or regulation applicable to Psyop or its business.

4.5    No Assets or Liabilities; Subsidiaries. Other than (a) 63,768 Class A-1 Units of PMC (the “PMC Units”), and (b) an amount of cash on hand no greater than $[50,000], Psyop does (x) not have any assets of any kind and is not subject to any liabilities or obligations of any kind, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise and (y) does not own, of record or beneficially, or control any direct or indirect equity interest, or any right (contingent or otherwise) to acquire equity interests, in any corporation, partnership, limited liability company, joint venture, association or other entity.

4.6    Capitalization. The authorized capital stock of Psyop consists, as of the date of this Agreement, and will consist, as of the Closing Date, of 27,000 Psyop Common Shares, [●] of which are, and will be on the Closing Date, issued and outstanding. No shares of capital stock of Psyop are reserved for any purpose, and there are no issued or outstanding securities or other instruments convertible into or exchangeable for any shares of capital stock of, or other equity interests in, Psyop and there are no outstanding options, rights (preemptive or otherwise) or warrants or other instruments to purchase or subscribe for shares of capital stock or other securities of Psyop or any other contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of capital stock of Psyop, any such convertible or exchangeable securities or any such rights, warrants or options.

4.7    Employee Benefit Plans. Psyop does not have, nor at any time since January 1, 2012 has it had, any “employee benefit plans” as defined in Section 3(3) of ERISA, including (a) any such plans that are “employee welfare benefit plans” as defined in Section 3(1) of ERISA, including retiree medical and life insurance plans, (b) any such plans that are pension benefit plans which are subject to Title IV of ERISA and (c) any such plans that are “multiemployer plans” as defined in Section 4001(a)(3) of ERISA.

4.8    No Employees. Psyop does not have, and has not at any time since January 1, 2012 had, any employees.

4.9    No Contracts. Psyop is not, and has not at any time since January 1, 2012 been, a party to any contract other than the limited liability company agreement of PMC, as amended.

4.10    Taxes.

(a)    Psyop has timely (after giving effect to applicable extension periods) filed all income and other material Tax Returns required to be filed by Psyop and all such Tax Returns are true, correct and complete in all material respects. Psyop has paid all Taxes due by or with respect to it (whether or not shown on any Tax Return). Psyop is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where Psyop does not file Tax Returns that Psyop is or may be subject to taxation by that jurisdiction.

(b)    Psyop has withheld and timely (after giving effect to applicable extension periods) paid to the applicable Tax Authority all material amounts required to be withheld by it in respect of Taxes (including, but not limited to, Taxes arising as a result of amounts allocable to foreign partners), and, to the extent applicable, all forms W-2 and 1099 with respect thereto have been properly completed and timely filed.

(c)    There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Psyop.

(d)    Psyop has not received from any U.S. federal, state, local or foreign Tax Authority (including jurisdictions where Psyop has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against Psyop. There are no matters under discussion with any Tax Authority, or known to Psyop, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Psyop. No issues relating to Taxes of the Psyop were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(e)    Psyop has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)    Psyop has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(i) of the Code and Treasury Regulations Section 1.6011-4(b).

(g)    Psyop is not liable for the Taxes of any other Person.

(h)    Psyop has been at all times during its existence a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code and under all corresponding provisions of applicable state and local Tax laws to the extent they recognize S corporation status, and the shareholders of Psyop will not take any action prior to the Closing to terminate Psyop’s S corporation election or status. The IRS has not challenged or threatened to challenge the status of Psyop as an S corporation for federal income tax purposes under the Code. Psyop has not, in the past five years, acquired assets from another corporation in a transaction in which Psyop’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(i)    Psyop is not, and has never been, a “United States real property holding corporation” as defined in Section 897 of the Code.

(j)    Psyop (i) is not, and has never been, a member of an affiliated (within the meaning of Section 1504 of the Code), combined or unitary group of corporations filing a consolidated, combined or unitary Tax Return; (ii) is not, and has never been, a successor to any other entity for Tax purposes by way of merger, liquidation or other transaction; and (iii) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract (other than commercial agreements entered into in the ordinary course of business with respect to which Taxes are not a principal subject matter), or otherwise.

(k)    Psyop will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

(l)    Psyop has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

4.11    Operations of Psyop. Psyop does not engage, and since January 1, 2012 has not engaged, in any business or activity other than the ownership of the PMC Units. Psyop has complied in all respects with, and is not in violation of, any applicable law. Psyop has not received any written notice of non-compliance with any such applicable law. Psyop is not in default or violation of any term, condition or provision of any of its organizational documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby represents and warrants to the Company, severally and not jointly (and as to itself and not the other Shareholders), as of the date hereof and as of the Closing Date that:

5.1    Organization; Good Standing. If such Shareholder is an entity, it (a) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of formation and (b) has the requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2    Authorization. Such Shareholder has the full corporate or other entity power and authority (or legal capacity) to execute, deliver and perform such Shareholder’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and its execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereunder, has been authorized by all necessary corporate or other entity action on such Shareholder’s behalf (if any), and this Agreement is such Shareholder’s legal, valid and binding obligation, enforceable against such Shareholder in accordance with this Agreement’s terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity.

5.3    Compliance with Laws and Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of its obligations hereunder by such Shareholder does not conflict with, or result in any violation of or default under, any provision of any governing instrument applicable to such Shareholder, or any material agreement or other material instrument to which it is a party or by which it or any of its assets are bound, or any material permit, franchise, judgment, decree, law, statute, order, rule or regulation applicable to such Shareholder or its business.

5.4    Ownership Interest; Investment Purpose.

(a)    Such Shareholder holds of record and owns beneficially the number of Psyop Common Shares set forth on Schedule A, free and clear of any and all liens, claims, security interests, charges and encumbrances of any sort whatsoever (other than restrictions on transfer arising under applicable securities laws).

(b)    Such Shareholder (i) is acquiring the PCI Media Common Stock solely for his, her or its own account for investment purposes, and not with a view to the distribution thereof, (ii) is a sophisticated investor with knowledge and experience in business and financial matters, (iii) has received sufficient information concerning the Company in order to evaluate the merits and risks inherent in holding the PCI Media Common Stock and has not relied on any person or entity in connection with its investigation of the accuracy or sufficiency of such information or its investment decision, (iv) is able to bear the economic risk inherent in holding the PCI Media Common Stock and has read and understands the risk factors described in that certain Confidential Information Memorandum of the Company dated [●], 2019 (the “CIM”), (v) is an “accredited investor” (as defined in Regulation D promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”)), (vi) acknowledges that the shares of PCI Media Common Stock acquired hereunder are “restricted securities” under applicable securities laws and that, pursuant to these laws, must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available, (vii) has received and reviewed the CIM and has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and the opportunity to inspect Company facilities and such books and records and material contracts as such Shareholder deemed necessary to Shareholder’s determination to acquire the PCI Media Common Stock, (viii) acknowledges that the PCI Media Common Stock acquired hereunder will be subject to the terms of the Stockholders’ Agreement and a Lock-Up Agreement (as defined in the Stockholders’ Agreement) and will be subject to certain transfer restrictions as set forth therein and the federal securities laws and (ix) acknowledges and agrees that such Shareholder has relied upon the advice of his, her or its own tax advisors in connection with the transactions contemplated by this Agreement.

(c)    Such Shareholder understands that the stock certificate(s) representing the shares of PCI Media Common Stock issued to him, her or it will bear a restrictive legend under the Securities Act and, if such Shareholder is a Founder (as defined in the Stockholders’ Agreement), the legend required by Section 5.3 of the Stockholders’ Agreement.

5.5    Acknowledgement by Shareholder. Such Shareholder acknowledges that neither the Company nor any of its directors, officers, employees, agents or representatives has made, or is making, any representation or warranty whatsoever, express or implied (and such Shareholder has not relied on any representation, warranty or statement) in connection with the transactions contemplated by this Agreement beyond the representations and warranties expressly made in Article III and the statements made by the Company in the CIM, including any implied warranty or representation as to the condition, merchantability, suitability or fitness for a particular purpose or trade of any of the assets of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, it is understood by such Shareholder that any materials, presentations or other information made available to such Shareholder or its agents or representatives (other than the CIM) are not and shall not be deemed to be or to include representations or warranties of the Company or its directors, officers, employees, agents or representatives, and are not and shall not be deemed to be relied upon by such Shareholder.

ARTICLE VI

INDEMNIFICATION

6.1    Indemnification by Shareholders.

(a)    Each Shareholder shall, severally and not jointly, indemnify and hold harmless the Company (such indemnification obligation to be apportioned among the Shareholders pro rata, based on each Shareholder’s percentage ownership of Psyop as of the date hereof as set forth on Schedule A) from and against, without duplication (i) any and all Losses (including, for the avoidance of doubt, Taxes) of Psyop with respect to any period (or portion thereof) ending on or prior to the Closing Date, (ii) any and all Losses arising or resulting from a breach of any of the representations or warranties made by Psyop contained in Article IV and (iii) any Taxes of Psyop relating to any Pre-Closing Tax Period. With respect to any Taxes attributable to a Straddle Period, the portion of such Tax allocable to the portion of such Straddle Period ending on the Closing Date shall be: (A) in the case of Property Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (B) in the case of all other Taxes, determined as though the taxable year of Psyop terminated at the close of business on the Closing Date.

(b)    Each Shareholder shall, severally and not jointly, indemnify and hold harmless the Company from and against, without duplication, 100% of any and all Losses arising or resulting from a (i) breach of any of the representations or warranties made by such Shareholder contained in Article V or (ii) breach of any covenant or agreement made by such Shareholder in this Agreement.

(c)    The Founders Committee, on behalf of the Shareholders, shall control any audit, examination or proceeding or other matter subject to indemnification under this Section 6.1, except as otherwise provided in Section 6.1(d). The Company shall have the opportunity to participate in any such audit, examination, proceeding or other matter, limited solely to the portion of such audit, examination, proceeding or other matter with respect to which indemnity is provided under this Agreement. The Founders Committee, on behalf of the Shareholders, shall not resolve, settle, compromise or abandon any issue or claim that would adversely affect any Tax or other liability of the Company or result in another obligation of the Company without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)    The Company shall control any audit, examination or proceeding or other matter subject to indemnification under this Section 6.1 with respect to (i) Taxes of Psyop attributable to a Straddle Period or a Post-Closing Tax Period and (ii) any Tax Return filed by the Company. The Founders Committee, on behalf of the Shareholders, shall have the opportunity to participate in any such audit, examination, proceeding or other matter, limited solely to the portion of such audit, examination, proceeding or other matter with respect to which indemnity is provided under this Agreement. The Company shall not resolve, settle, compromise or abandon any issue or claim that would adversely affect any Tax or other liability of the Shareholders or result in another obligation of the Shareholders without the prior written consent of the Founders Committee, which consent shall not be unreasonably withheld, conditioned or delayed.

6.2    Indemnification by the Company.

(a)    The Company shall indemnify and hold harmless the Shareholders from and against any and all Losses arising or resulting from a (i) breach of any of the representations or warranties made by the Company contained in Article III or (ii) breach of any covenant or agreement made by the Company in this Agreement.

(b)    The Company shall control any audit, examination or proceeding or other matter subject to indemnification under this Section 6.2. The Founders Committee shall, on behalf of the Shareholders and at its own expense, have the opportunity to participate in any such audit, examination, proceeding or other matter, limited solely to the portion of such audit, examination, proceeding or other matter with respect to which indemnity is provided under this Section 6.2. The Company shall not resolve, settle, compromise or abandon any issue or claim that would adversely affect any Tax or other liability of the Shareholders or result in another obligation of the Shareholders without the prior written consent of the Founders Committee, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

WAIVER OF REGISTRATION RIGHTS

7.1    Waiver of Registration Rights. Subject to the provisions of Section 7.3, Psyop hereby permanently and irrevocably waives any and all rights to which it may be entitled under the Third Amended and Restated Limited Liability Company Agreement of PMC, dated as of August 1, 2014 (the “PMC LLC Agreement”) with respect to the registration of Registrable Securities (as defined in the PMC LLC Agreement) (such rights, the “Registration Rights”) and, effective upon the Closing, Section 11.11 of the PMC LLC Agreement shall be terminated.

7.2    Waiver of Notice. Subject to the provisions of Section 7.3, Psyop hereby permanently and irrevocably waives any and all rights of notice to which it may be entitled under the PMC LLC Agreement related to the Registration Rights or with respect to the registration of Registrable Securities.

7.3    Effectiveness. Notwithstanding the provisions of Section 7.1 and Section 7.2, if this Agreement is terminated without the Closing occurring, the provisions of Section 7.1 and Section 7.2 shall terminate on such date and shall be of no force and effect.

ARTICLE VIII

MISCELLANEOUS

8.1    Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice under this Section 8.1, and shall be either (a) delivered by hand, (b) sent by e-mail or (c) sent by Federal Express, DHL, UPS or another internationally recognized delivery service.

If to the Company:	PCI Media, Inc.
523 Victoria Avenue
Venice, California 90291
Attention: Chief Executive Officer and Chief Financial Officer
E-mail: hramsbottom@psyop.tv; tom@psyop.tv

With a copy to
(which shall not constitute notice):	Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Anthony J. Richmond and David Zaheer
E-mail: tony.richmond@lw.com; david.zaheer@lw.com

If to Psyop:	Psyop, Inc.
[●]
Attention: [●]
E-mail: [●]

If to any Shareholder or to the Founders Committee: [●]

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if by e-mail, on the day that receipt thereof has been acknowledged by electronic confirmation or otherwise or (iii) if sent by internationally recognized delivery service, on the day of actual receipt as reported by such delivery service.

8.2    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

8.3    Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party without the prior written consent of the Company and the Founders Committee (on behalf of Psyop and the Shareholders).

8.4    Severability. If any provision of this Agreement or the application thereof to any person or any circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

8.5    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of the Company and the Founders Committee (on behalf of Psyop and the Shareholders).

8.6    Integration. This Agreement supersedes all previous understandings or agreements among the Parties hereto, whether oral or written, with respect to its subject matter. This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter.

8.7    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party hereto shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated herein.

8.8    No Third Party Rights. The provisions of this Agreement are intended to bind the Parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

8.9    Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute one agreement binding on the Parties.

8.10    Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of law principles thereof that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.11    Consent to Jurisdiction. Each Party to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated by this Agreement or the agreements delivered in connection herewith or for recognition or enforcement of any judgment relating thereto, and each of the Parties irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1 (except service of process may not be made by email). Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by law.

8.12    Specific Performance. The Parties hereto agree that irreparable damage could occur and that a Party may not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each Party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.

8.13    Tax Treatment and Tax Refunds.

(a)    To the extent permitted by applicable law, the Parties shall, for U.S. federal income Tax purposes, treat the Merger as a “reorganization” (as defined in section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) and as a transaction, together with the initial public offering of stock of the Surviving Entity and other applicable related transactions (including those described in the Contribution Agreement), as being subject to section 351 of the Code. This Agreement is intended to constitute a “plan of reorganization” as described in Treasury Regulation Section 1.368-2(g).

(b)    The Company shall pay or cause to be paid to the Shareholders (such payment to be apportioned among the Shareholders pro rata, based on each Shareholder’s percentage ownership of Psyop as of the date hereof as set forth on Schedule A) any refunds of Taxes attributable to any Tax Returns filed prior to the date of this Agreement with respect to any Pre-Closing Tax Period that are received by the Surviving Entity within 30 days after the receipt of such refund; provided, however, that, in the event that the Company has made a claim for Losses under Section 6.1 within fifteen Business Days after such refund is received, then (i) the Shareholders shall not be entitled to such refund until the resolution of such indemnity claim and (ii) the Company shall have the right to withhold and set off any such refund (or portion thereof) against any such Losses for which the Company is entitled to indemnification. All refunds of Taxes that are attributable to any Post-Closing Tax Period, and that are received by the Surviving Entity, shall be for its benefit. Any notices, requests for information, queries or similar communications from Tax Authorities related to Tax refunds with respect to the Pre-Closing Tax Period that are received by the Company shall be promptly sent to the Founders Committee on behalf of the Shareholders, and any notices, requests for information, queries or similar communications from Tax Authorities related to Tax refunds with respect to the Post-Closing Tax Period that are received by the Founders Committee or the Shareholders shall be promptly sent to the Surviving Entity. All proceedings, if any, related to such matters shall be handled in accordance with Article VI.

8.14    Defined Terms. As used in this Agreement, the terms below will have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“AADE Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, AADE and the sole stockholder of AADE.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and among the Company, the members of PMC party thereto and the Founders Committee (as defined therein).

“Founders” means Hejung Marie Hyon, Kylie Matulick, Eben Mears, Robert Todd Mueller and Marco Spier.

“Governmental Entity” means any domestic or foreign governmental, regulatory or administrative authority, agency or commission, or any court of competent jurisdiction.

“Losses” means any claims, losses, liabilities, damages, interest, penalties and costs and expenses, including reasonable attorneys’, accountants’ and expert witnesses’ fees, and costs and expenses of investigation and amounts paid in settlement, court costs, and other expenses of litigation, including in respect of enforcement of indemnity rights hereunder.

“Majority-in-Interest” means Founders holding (or that, at Closing, will hold) more than 50% of the shares of PCI Media Common Stock held by (or that, at Closing, will be held by) all Founders.

“Person” means an individual, corporation, partnership, limited partnership, trust, association or Governmental Entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Tax Authority” means any domestic or foreign Governmental Entity responsible for the imposition of any Tax.

“Tax Return” (and, with correlative meaning, “Tax Returns”) means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

(Signature Pages Follow)

This Agreement has been duly executed by the undersigned as of the date first written above.

COMPANY:

PCI MEDIA, INC.

By:
Name:
Title:

PSYOP:

PSYOP, INC.

By:
Name:
Title:

FOUNDERS COMMITTEE:

[●]

[●]

[●]

SHAREHOLDERS:

Thomas Boyle

Address and E-mail Address:

[Signature Page to Psyop, Inc. Agreement and Plan of Merger]

Hejung Marie Hyon

Address and E-mail Address:

Kylie Matulick

Address and E-mail Address:

Eben Mears

Address and E-mail Address:

Robert Todd Mueller

Address and E-mail Address:

Marco Spier

Address and E-mail Address:

[Signature Page to Psyop, Inc. Agreement and Plan of Merger]

Laurent Ledru

Address and E-mail Address:

Neysa Horsburgh

Address and E-mail Address:

Christopher Staves

Address and E-mail Address:

[Signature Page to Psyop, Inc. Agreement and Plan of Merger]

SCHEDULE A

Shareholder	Shares of Psyop, Inc. Owned	Percentage Ownership of Psyop, Inc.	Shares of PCI Media, Inc. Common Stock Received
Eben Mears	3,955	19.57%	[●]
Marco Spier	3,955	19.57%	[●]
Robert Todd Mueller	3,955	19.57%	[●]
Hejung Marie Hyon	3,955	19.57%	[●]
Kylie Matulick	2,522	12.48%	[●]
Thomas Boyle	415	2.06%	[●]
Neysa Horsburgh	451	2.24%	[●]
Laurent Ledru	226	1.12%	[●]
Christopher Staves	772	3.82%	[●]

Total:	20,206	100%	[●]

EXHIBIT A

DELAWARE CERTIFICATE OF MERGER

EXHIBIT B

NEW YORK CERTIFICATE OF MERGER